EXHIBIT 99.1

TO:	Directors and Executive Officers
DATE:	March 29, 2007
SUBJECT:	Notice of Blackout Period with Respect to Dell Common Stock

As a result of today’s announcement that Dell will not timely file its fiscal 2007 Annual Report on Form 10-K, commencing on April 3 participants in the Dell Inc. 401(k) Plan and the Dell Financial Services L.P. 401(k) Plan will be temporarily unable to make additional contributions to the Dell Stock Fund within those plans until such time as the company has filed all required periodic reports (“Blackout Period”).

During the Blackout Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any Dell stock (including derivatives securities related to Dell stock).

This notice is being furnished pursuant to SEC Regulation BTR. It is being provided to you less than 15 days before the commencement of the Blackout Period due to the company’s recent determination that it would be unable to timely file its Form 10-K, the timing of such determination being a circumstance beyond the reasonable control of the company.

If you have any questions regarding this notice or the restrictions applicable during the Blackout Period, please contact me.

DELL INC.

Date: March 29, 2007	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Vice President and Assistant Secretary